Exhibit 99.1

FOR RELEASE: Thursday, February 09, 2017

Seattle Genetics Reports Fourth Quarter and Year 2016 Financial Results

-Fourth Quarter 2016 Revenues Were $105.3 Million, Including $70.8 Million in

ADCETRIS® (Brentuximab Vedotin) U.S. and Canada Net Sales-

-ADCETRIS Supplemental Biologics License Application for Cutaneous T-Cell Lymphoma

Planned in Mid-2017-

-Top-Line Data from ADCETRIS Phase 3 ECHELON-1 Trial Expected in 2017 and from

Phase 3 ECHELON-2 Trial in 2018-

-Regulatory Discussions Planned to Advance Enfortumab Vedotin (ASG-22ME) into Registrational

Trials for Urothelial Cancer-

-Conference Call Today at 4:30 p.m. ET-

Bothell, WA — February 9, 2017 — Seattle Genetics, Inc. (NASDAQ: SGEN), a global biotechnology company, today reported financial results for the fourth quarter and year ended December 31, 2016. The company also highlighted ADCETRIS (brentuximab vedotin) commercialization and clinical development accomplishments, vadastuximab talirine (SGN-CD33A) and enfortumab vedotin (ASG-22ME) activities, as well as progress with its pipeline of antibody-drug conjugates (ADCs) and other proprietary programs.

“Our accomplishments in 2016 were substantial, highlighted by strong progress with our ADCETRIS phase 3 trials: ALCANZA, ECHELON-1 and ECHELON-2. This progress positions us to potentially achieve a series of regulatory and commercial milestones in 2017 and 2018,” said Clay Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “Also during 2016 we initiated the phase 3 CASCADE clinical trial of vadastuximab talirine (SGN-CD33A; 33A) and reported phase 1 data from enfortumab vedotin (ASG-22ME) that we believe support advancement of this program into registrational trials. As we evolve into a global, multi-product oncology company, we are focused on continuing to deliver on our goals of advancing our pipeline and establishing ADCs as a key component of the future of cancer care.”

ADCETRIS Program Updates

•	ALCANZA Phase 3 Trial: Seattle Genetics and its collaborator Takeda highlighted full data from the ALCANZA phase 3 clinical trial in patients with CD30-expressing cutaneous T-cell lymphoma (CTCL) during the American Society of Hematology (ASH) annual meeting in December 2016. The trial met its primary endpoint demonstrating that treatment with ADCETRIS resulted in a highly statistically significant improvement in the rate of objective response lasting at least four months (ORR4) versus the control arm as assessed by an independent review committee (p-value <0.0001).

•

ALCANZA Breakthrough Therapy Designation: In November 2016, the U.S. Food and Drug Administration (FDA) granted ADCETRIS Breakthrough Therapy Designation (BTD) for the treatment of patients with CD30-expressing mycosis fungoides and primary cutaneous anaplastic large cell lymphoma who require systemic therapy and have received one prior systemic therapy. These represent the most common subtypes of CTCL. Based on discussions with the FDA following the BTD, the company now plans to incorporate additional data from investigator-sponsored trials into the planned supplemental Biologics License Application (BLA) to support the potential for a broader label in CTCL. As a result, submission of the supplemental BLA is now planned for mid-2017.

•	ECHELON-1 Phase 3 Trial: Top-line data from the ECHELON-1 phase 3 trial in frontline classical Hodgkin lymphoma are anticipated during 2017. ECHELON-1 is evaluating ADCETRIS as part of a combination regimen in newly diagnosed patients with advanced Hodgkin lymphoma.

•	ECHELON-2 Phase 3 Trial: In November 2016, Seattle Genetics and Takeda completed enrollment of 452 patients in the ongoing phase 3 ECHELON-2 clinical trial in patients with frontline CD30-expressing mature T-cell lymphoma, also known as peripheral T-cell lymphoma (PTCL). The companies anticipate reporting top-line data in 2018 (previously expected in the 2017 to 2018 timeframe).

•	ASH Annual Meeting: Data from multiple ADCETRIS clinical trials were featured at the ASH annual meeting. These included durability of response data from long-term follow-up of the pivotal trial in systemic anaplastic large cell lymphoma and a phase 1 trial of ADCETRIS in combination with chemotherapy in frontline PTCL. In addition, data from a phase 1/2 trial of ADCETRIS and nivolumab (Opdivo) in pre-transplant relapsed or refractory classical Hodgkin lymphoma patients showed a 90 percent objective response rate and 62 percent complete remission rate, and was generally well tolerated.

ADCETRIS is not currently approved for use in CTCL, frontline Hodgkin lymphoma, frontline MTCL or pre-transplant Hodgkin lymphoma patients eligible for an autologous transplant.

Vadastuximab Talirine (SGN-CD33A; 33A) Program Updates

•	CASCADE Phase 3 Trial: Seattle Genetics is continuing enrollment in the 500-patient, global, randomized pivotal phase 3 CASCADE clinical trial evaluating vadastuximab talirine in combination with hypomethylating agents (HMAs) in older patients with newly diagnosed acute myeloid leukemia (AML).

•	Clinical Hold: In December 2016, the FDA placed a full or partial clinical hold on several early-stage trials of vadastuximab talirine in AML. The clinical hold was initiated to evaluate the potential risk of hepatotoxicity in patients who were treated with vadastuximab talirine and received an allogeneic stem cell transplant. The company is working with the FDA to determine whether there is any association between hepatotoxicity and treatment with vadastuximab talirine and to resolve the clinical hold.

•	ASH Annual Meeting: Data from vadastuximab talirine abstracts were featured in four oral presentations at the ASH annual meeting. These included activity and tolerability of vadastuximab talirine in AML, both as monotherapy as well as in combination with standard-of-care agents for newly diagnosed patients.

Enfortumab Vedotin (ASG-22ME) Program Update

•	Advancing Clinical Program: Based on data from an ongoing phase 1 clinical trial, Seattle Genetics and its collaborator Astellas are planning discussions with regulatory agencies to advance the program into potential registrational trials for metastatic urothelial cancer patients, including patients who have been previously treated with a checkpoint inhibitor therapy.

Additional Pipeline Updates

Seattle Genetics is advancing a broad pipeline of nine additional clinical and late-stage preclinical programs for the treatment of hematologic malignancies and solid tumors. Data from several programs are expected during 2017. Recent pipeline activities include the following:

•	SGN-LIV1A: Interim data from a phase 1, dose-escalation trial of SGN-LIV1A were presented at the San Antonio Breast Cancer Symposium in December 2016 showing antitumor activity in patients with triple negative metastatic breast cancer. Enrollment to an expansion cohort is ongoing to further characterize the activity and safety profile of single-agent SGN-LIV1A. In addition, enrollment is ongoing to evaluate SGN-LIV1A in combination with trastuzumab (Herceptin).

•	SGN-CD352A: Seattle Genetics initiated a phase 1 trial of SGN-CD352A for multiple myeloma. SGN-CD352A is a novel ADC targeting CD352 composed of an engineered cysteine antibody (EC-mAb) stably linked to a highly potent DNA binding agent called a pyrrolobenzodiazepine (PBD) dimer via proprietary site-specific linker technology.

•	SGN-2FF: Seattle Genetics initiated a phase 1 trial of SGN-2FF, a novel small molecule immuno-oncology agent. SGN-2FF is an oral agent that has been shown in preclinical models to inhibit fucosylation of proteins, which is intended to stimulate the immune system and slow the growth and spread of cancer cells. The phase 1 trial will be conducted in relapsed or refractory solid tumors, including non-small cell lung cancer.

•	ADC Collaborations: Seattle Genetics recognized a milestone under its ongoing ADC collaboration with Genmab based on its initiation of a phase 1/2 trial of its HuMax-AXL ADC utilizing Seattle Genetics’ technology. In addition, Seattle Genetics received a milestone under its ongoing ADC collaboration with AbbVie.

Fourth Quarter and Year 2016 Financial Results

Total revenues in the quarter and twelve month period ended December 31, 2016 increased to $105.3 million and $418.1 million, respectively, compared to $93.5 million and $336.8 million from the same periods in 2015. Revenues included:

•	ADCETRIS net sales in the fourth quarter were $70.8 million, a 12 percent increase from net sales of $63.0 million in the fourth quarter of 2015. For the year in 2016, ADCETRIS sales were $265.8 million, compared to $226.1 million for the year in 2015, an 18 percent increase.

•	Royalty revenues in the fourth quarter of 2016 were $13.7 million, compared to $12.6 million in the fourth quarter of 2015. For the year in 2016, royalty revenues were $67.5 million, compared to $41.0 million for the year in 2015. Royalty revenues are primarily driven by international sales of ADCETRIS by Takeda. Royalty revenues for the year in 2016 also included a $20.0 million sales milestone payment from Takeda earned in the first quarter of 2016.

•	Amounts earned under the company’s ADCETRIS and ADC collaborations totaled $20.8 million in the fourth quarter and $84.9 million for the year in 2016, compared to $17.9 million and $69.8 million for the same periods in 2015.

Total costs and expenses for the fourth quarter of 2016 were $161.1 million, compared to $118.6 million for the fourth quarter of 2015. For the year in 2016, total costs and expenses were $560.9 million, compared to $457.8 million for the year in 2015. The increase in 2016 costs and expenses was primarily driven by investment in vadastuximab talirine, ADCETRIS product supply to Takeda and the company’s pipeline programs.

Non-cash, share-based compensation cost for the year in 2016 was $52.5 million, compared to $41.8 million for the year in 2015.

Net loss for the fourth quarter of 2016 was $55.1 million, or $0.39 per share, compared to a net loss of $24.9 million, or $0.18 per share, for the fourth quarter of 2015. For the year ended December 31, 2016, net loss was $140.1 million, or $1.00 per share, compared to a net loss of $120.5 million, or $0.93 per share, for the year in 2015.

As of December 31, 2016, Seattle Genetics had $619.0 million in cash, cash equivalents and investments.

2017 Financial Outlook

Seattle Genetics anticipates 2017 total revenues to be in the range of $405 million to $445 million, comprised of the following components:

ADCETRIS net product sales	$280 million to $300 million

Revenues from collaboration and license agreements	$75 million to $90 million

Royalty revenues	$50 million to $55 million

Operating expenses and other costs are expected to be within the following ranges for the year in 2017:

Research and development (R&D)	$460 million to $500 million

Selling, general and administration (SG&A)	$160 million to $170 million

Cost of sales	10 percent to 12 percent of ADCETRIS net product sales

Non-cash costs	$80 million to $90 million, primarily attributable to share-based compensation distributed approximately evenly between SG&A and R&D

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss its fourth quarter and year 2016 financial results and provide an update on its pipeline. The event will be held today at 1:30 p.m. Pacific Time (PT); 4:30 p.m. Eastern Time (ET). The live event will be available from the Seattle Genetics website at www.seattlegenetics.com, under the Investors and News section, or by calling 888-277-7060 (domestic) or 913-312-1496 (international). The conference ID is 7270658. A replay of the discussion will be available beginning at approximately 4:30 p.m. PT today from the Seattle Genetics website or by calling 888-203-1112 (domestic) or 719-457-0820 (international), using conference ID 7270658. The telephone replay will be available until 5:00 p.m. PT on Monday, February 13, 2017.

About Seattle Genetics

Seattle Genetics is an innovative biotechnology company that develops and commercializes novel antibody-based therapies for the treatment of cancer. The company’s industry-leading antibody-drug conjugate (ADC) technology harnesses the targeting ability of antibodies to deliver cell-killing agents directly to cancer cells. ADCETRIS® (brentuximab vedotin), the company’s lead product, in collaboration with Takeda Pharmaceutical Company Limited, is the first in a new class of ADCs and is commercially available globally in 66 countries for relapsed classical Hodgkin lymphoma (HL) and relapsed systemic anaplastic large cell lymphoma (sALCL). Seattle Genetics is also advancing vadastuximab talirine (SGN-CD33A; 33A), an ADC in a phase 3 trial for acute myeloid leukemia. Headquartered in Bothell, Washington, Seattle Genetics has a robust pipeline of innovative therapies for blood-related cancers and solid tumors designed to address significant unmet medical needs and improve treatment outcomes for patients. The company has collaborations for its proprietary ADC technology with a number of companies including AbbVie, Astellas, Bayer, Celldex, Genentech, GlaxoSmithKline and Pfizer. More information can be found at www.seattlegenetics.com.

Forward-Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company’s 2017 outlook, including anticipated 2017 revenues, costs and expenses; the company’s potential to achieve a series of regulatory and commercial milestones in 2017 and 2018 and its potential to achieve its goal of becoming a multi-product oncology company; anticipated regulatory events and clinical activities, including data availability from ECHELON-1 and ECHELON-2 and other ongoing clinical trials and the timing thereof; the anticipated submission of a supplemental Biologics License Application for label expansion of ADCETRIS in CTCL and the timing thereof; the potential resolution of the clinical hold for several vadastuximab talirine trials and other anticipated regulatory milestones; the potential to advance ASG-22ME into registrational trials; the opportunities for, and the therapeutic and commercial potential of, ADCETRIS, vadastuximab talirine, enfortumab vedotin and the company’s other product candidates; as well as other statements that are not historical facts. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include the risks that revenues may not meet or exceed the company’s guidance or otherwise be as the company expects, including, with respect to the company’s 2017 ADCETRIS net sales and financial guidance as well as other risks related financial guidance and future opportunities and plans, including the uncertainty of expected future financial performance and results. The company may also be delayed in its planned clinical trial initiations, the enrollment in and conduct of its clinical trials, and obtaining data from clinical trials, and planned regulatory submissions in each case for a variety of reasons, including the difficulty and uncertainty of pharmaceutical product development, unexpected adverse events or regulatory action, and the inherent uncertainty associated with the regulatory approval process, including the risks that the company’s supplemental BLA submissions may not be accepted for filing by, or ultimately approved by, the FDA in a timely manner or at all. The company may also be unable to lift the clinical hold on trials of vadastuximab talirine, or new clinical holds may be initiated, in which case, the company’s ability to advance the development of vadastuximab talirine could be limited or precluded. The company may also be unable to expand ADCETRIS’ labeled indications due to unexpected data from its ongoing phase 3 trials or regulatory action, or to complete the development of, and obtain regulatory approval for, its product candidates. More information about the risks and uncertainties faced by Seattle Genetics is contained under the caption “Risk Factors” included in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACTS:

Investors:

Peggy Pinkston

(425) 527-4160

ppinkston@seagen.com

Media:

Brandi Robinson

(425) 527-2910

brobinson@seagen.com

Seattle Genetics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 31, 2016	December 31, 2015
Assets
Cash, cash equivalents and investments	$618,974	$712,711
Other assets	219,422	182,384

Total assets	$838,396	$895,095

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$120,669	$88,031
Deferred revenue and long-term liabilities	83,640	121,153
Stockholders’ equity	634,087	685,911

Total liabilities and stockholders’ equity	$838,396	$895,095

Seattle Genetics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenues
Net product sales	$70,785	$63,012	$265,766	$226,052
Collaboration and license agreement revenues	20,778	17,852	84,926	69,770
Royalty revenues	13,712	12,613	67,455	40,980

Total revenues	105,275	93,477	418,147	336,802

Costs and expenses
Cost of sales	7,896	6,701	28,168	24,476
Cost of royalty revenues	3,679	3,678	14,149	12,964
Research and development	108,172	74,607	379,308	294,529
Selling, general and administrative	41,377	33,635	139,247	125,783

Total costs and expenses	161,124	118,621	560,872	457,752

Loss from operations	(55,849)	(25,144)	(142,725)	(120,950)
Investment and other income, net	711	288	2,614	464

Net loss	$(55,138)	$(24,856)	$(140,111)	$(120,486)

Basic and diluted net loss per share	$(0.39)	$(0.18)	$(1.00)	$(0.93)

Weighted-average shares used in computing basic and diluted net loss per share	141,869	139,543	140,746	129,184